Exhibit 19

Hasbro, Inc. Insider Trading Policy

Dated:        February 2025

The Reason For An Insider Trading Policy.

The purchase or sale of securities while aware of material nonpublic information, or the disclosure of either material nonpublic information, or a recommendation to buy or sell securities which is influenced by material nonpublic information, to others who then trade in a company’s securities (stock or debt), is prohibited by the federal securities laws. Insider trading violations are pursued vigorously by the U.S. Securities and Exchange Commission (the “SEC”) and the Department of Justice and are punished severely. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” (including directors, officers and controlling stockholders) if they fail to take reasonable steps to prevent insider trading by company personnel. The reach of the insider trading laws has continued to expand in recent years, and the penalties and fines continue to be enforced rigorously.

Hasbro, Inc. has adopted this Insider Trading Policy both to further the Company’s obligation to prevent insider trading and to help Company personnel avoid the severe consequences associated with violations of the insider trading laws. The policy also is intended to prevent even the appearance of improper conduct on the part of anyone employed by or associated with the Company. All of us have worked hard over the years to build Hasbro’s reputation for integrity and ethical conduct, and we cannot afford to have that reputation damaged.

Persons Covered By the Hasbro, Inc. Insider Trading Policy.

The policy applies to all directors, officers and employees in all divisions and departments of Hasbro, Inc., or any of its subsidiaries, worldwide regardless of their location (together, the “Company”), as well as certain family members of such persons and certain other persons and entities controlled by a person covered by this policy, as is detailed below. The Company may also determine that other persons shall be subject to this policy, such as contractors or consultants who have access to material nonpublic information.

Individual Responsibility.

Persons subject to this policy have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in Company securities while in possession of material nonpublic information. Persons subject to this policy must not engage in illegal trading and must avoid the appearance of improper trading. Each individual is responsible for making sure that he or she complies with this policy, and that any such family members and other persons and entities whose transactions are subject to this policy, as discussed below, also comply with this policy. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company, the Chief Legal Officer, securities counsel, or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws, as described below in more detail under the heading “The Consequences of Insider Trading.”

Transactions Subject to the Policy

This Policy applies to transactions in the Company’s securities, including the Company’s common stock, options to purchase common stock, or any other type of securities that the Company may issue, including (but not limited to) preferred stock, convertible debentures and warrants, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company’s securities. Transactions subject to this Policy include purchases, sales, and gifts of Company securities.

The Consequences of Insider Trading.

Fines, Penalties, Imprisonment. Trading in securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then trade in the Company’s securities, is prohibited by the federal and state laws. Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys and state enforcement authorities as well as the laws of foreign jurisdictions. Punishment for insider trading violations is severe, and could include significant fines and imprisonment. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.

    Company-Imposed Sanctions. An individual’s failure to comply with the Company’s insider trading policy may subject the individual to Company-imposed sanctions, including dismissal for cause, whether or not the individual’s failure to comply results in a violation of law. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish one’s reputation and irreparably damage a career.

Hasbro, Inc. Insider Trading Policy.

Trading in Company Securities. It is the policy of the Company that no director, officer or other employee of the Company (or any other person designated by this Policy or by the Chief Legal Officer as subject to this Policy) who is aware of material nonpublic information relating to the Company may, directly or through family members or other persons or entities:

(a) engage in transactions in securities of the Company (other than as otherwise specified in this policy under the heading “Transactions Under Company Equity and Benefit Plan” and pursuant to a pre-approved trading plan that is adopted and operated in compliance with SEC Rule 10b5-1), or engage in any other action to take personal advantage of that information,

(b) pass that information, or a recommendation to engage in transactions in the Company’s securities, on to others outside the Company, including family and friends,

(c) disclose material nonpublic information to persons within the Company whose jobs do not require them to have that information, or outside of the Company to other persons, including, but not limited to, family, friends, business associates, investors and experts consulting firms, unless such disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company, or

(d) assist anyone engaged in the foregoing activities.
Trading in Other Company Securities. It is also the policy of the Company that no director, officer or other employee of the Company (or any other person designated as subject to this Policy) who, in the course of working for the Company, learns of material nonpublic information about another company or another entity, including, without limitation, a company with which the Company does business, including a distributor, vendor, customer or supplier of the Company, may (a) engage in transactions in that company’s securities until the information becomes public or is no longer material, or (b) pass that information on to others outside the Company, including family and friends, or make a recommendation to engage in transactions in the other company’s or entities’ securities.

Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not excepted from the policy. The securities laws do not recognize such mitigating circumstances, and even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

    Company Transactions. From time to time, the Company may engage in transactions in its own securities. It is the Company’s policy to comply with all applicable securities and state laws (including appropriate approvals by the Board of Directors or appropriate committee, if required) when engaging in transactions in Company securities.

    Disclosure of Information To Others. The Company is required under Regulation FD of the federal securities laws to avoid the selective disclosure of material nonpublic information. The Company has established procedures, including its Corporate Fair Disclosure Policy, for releasing material information in a manner that is designed to achieve broad public dissemination of the information immediately upon its release. You may not, therefore, disclose information to anyone outside the Company, including family members and friends, other than in accordance with those procedures. You must also comply with the Company’s Social Media Policy, which prohibits, among other things, discussing the Company or its business in an internet “chat room” or similar internet-based forum (including Facebook, Twitter and other social networking sites).

    Material Information. Material information is any information that a reasonable investor would consider important in making a decision to buy, hold, or sell securities. Any information that could be expected to affect the Company’s stock price, whether it is positive or negative, should be considered material. Some examples of information that ordinarily would be regarded as material are:

•Projections of future earnings or losses, or other earnings guidance;

•Changes to previously announced earnings guidance, or the decision to suspend earnings guidance;

•Earnings that are inconsistent with the consensus expectations of the investment community;

•A pending or proposed merger, acquisition or tender offer;

•A pending or proposed acquisition or disposition of a significant asset;

•A pending or proposed joint venture;

•A significant Company restructuring;

•A change in dividend policy, the declaration of a stock split, or an offering of additional securities;

•A significant change in management;

•Development of a significant new product or brand;

•Impending bankruptcy or the existence of severe liquidity problems;

•The gain or loss of a significant licensor, customer or supplier;

•Pending or threatened significant litigation, or the resolution of such litigation;

•A significant cybersecurity incident, such as a data breach, or any other significant disruption in the Company’s operations or loss, potential loss, breach or unauthorized access of its property or assets, whether at its facilities or through its information technology infrastructure; and

•The imposition of an event-specific restriction on trading in the Company’s securities or the securities of another company or the extension or termination of such restriction.

    This list is illustrative only and is not intended to provide a comprehensive list of circumstances that could give rise to material information. If you have any doubt as to whether information is potentially material please consult with the Hasbro Legal Department.

    Twenty-Twenty Hindsight. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances. Remember, anyone scrutinizing your transactions will be doing so after the fact, with the benefit of hindsight. As a practical matter, before engaging in any transaction, you should carefully consider how enforcement authorities and others might view the transaction in hindsight.

    When Information is “Public”. As stated above, if you are aware of material nonpublic information, you may not engage in transactions until the information has been disclosed to the public or is no longer material. Information is considered “public” when it has been disclosed broadly to the marketplace (such as by press release or an SEC filing) and the investing public has had time to absorb the information fully.

To avoid the appearance of impropriety, as a general rule, information should not be considered fully absorbed by the marketplace until after the first full business day after the information is released. If, for example, the Company were to make an announcement on a Monday, you should not trade in the Company’s securities until Wednesday. If an announcement were made on a Friday, Tuesday generally would be the first eligible trading day.

    Transactions by Family Members. The insider trading policy also applies to your family members who reside with you, anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Company securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in Company securities). You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in the Company’s securities.

    Transactions by Certain Entities. This insider trading policy also applies to all corporations, partnerships, trusts or other entities controlled by any person who is subject to this policy, unless the entity has implemented policies or procedures designed to ensure that such persons cannot influence transactions by the entity involving any Company securities.

Transactions Under Company Equity and Benefit Plans.

    Stock Option Exercises; Tax Withholdings. The Company’s insider trading policy does not apply to the exercise of an employee stock option, or to the exercise of a tax withholding transaction pursuant to which you elect to have the Company withhold shares subject to a stock option or other equity award to satisfy tax withholding requirements. The policy does apply, however, to any sale of stock acquired upon the exercise of an option (including as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating some or all of the cash needed to pay the exercise price of an option or the taxes due on an option or other award).

    Restricted Stock Awards. This policy does not apply to the vesting of restricted stock or restricted stock units, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock or restricted stock units. The Policy does apply, however, to any market sale of vested shares of stock or shares issued upon vesting of restricted stock units.

    401(k) Plan. The Company’s insider trading policy does not apply to purchases of Company stock in the 401(k) plan resulting from your periodic contribution of money to the plan pursuant to your payroll deduction election. The policy does apply, however, to certain elections you may make under the 401(k) plan, including (a) an election to increase or decrease the percentage of your periodic contributions that will be allocated to the Company stock fund, (b) an election to make an intra-plan transfer of an existing account balance into or out of the

Company stock fund, (c) an election to borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of your Company stock fund balance, and (d) your election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund.

    Dividend Reinvestment Plan. The Company’s insider trading policy does not apply to purchases of Company stock under the Company’s dividend reinvestment plan resulting from your reinvestment of dividends paid on Company securities. The policy does apply, however, to voluntary purchases of Company stock resulting from additional contributions you choose to make to the plan, and to your election to participate in the plan or increase your level of participation in the plan. The policy also applies to your sale of any Company stock purchased pursuant to the plan.

Additional Prohibited and Restricted Transactions.

The Company generally considers it improper and inappropriate for any director, officer or other employee of the Company to engage in short-term or speculative transactions in the Company’s securities. It therefore is the Company’s policy that directors, officers and other employees are restricted with respect to engaging in any of the following transactions:

    Short-term Trading. A director or an employee’s short-term trading of the Company’s securities may be distracting to the director or employee and may unduly focus the director or employee on the Company’s short-term stock market performance instead of the Company’s long-term business objectives. For these reasons, any director, officer or other employee of the Company who purchases Company securities in the open market may not sell any Company securities of the same class during the six months following the purchase. The corollary of this is also true, and any director, officer or other employee of the Company who sells Company securities in the open market may not purchase any Company securities of the same class (excluding acquisitions pursuant to option exercises) during the six months following the sale.

Short Sales. Most short sales of the Company’s securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. For these reasons, short sales of the Company’s securities are prohibited by this policy. In addition, Section 16(c) of the Securities Exchange Act of 1934 prohibits officers and directors from engaging in uncovered short sales.

    Publicly-Traded Options. A transaction in options is, in effect, a bet on the short-term movement of the Company’s stock and therefore creates the appearance that the director or employee is trading based on inside information. Transactions in options also may focus the director’s or employee’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls or other derivative securities on an exchange or in any other organized market, are prohibited by this policy.

Limit Orders. Limit orders should not be in effect while you are in possession of material nonpublic information about the Company, unless such limit orders have been previously implemented pursuant to a written trading plan that is adopted and operated in compliance with SEC Rule 10b5-1. You must cancel any limit order that has not been implemented in compliance with SEC Rule 10b5-1 if you subsequently learn material nonpublic information before the execution of the trade.

    Hedging Transactions. Hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow a director or an employee to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the director or employee to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the director or employee may no longer have all of the same objectives as the Company’s other shareholders. As such, all hedging and monetization transactions that allow the participant to lock in any of the value of their holdings of Company securities are prohibited by this policy.

    Margin Accounts and Pledges. Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company securities, directors, officers and other employees are prohibited from holding Company securities in a margin account or otherwise pledging Company securities as collateral for any type of loan.

Transactions Following Employment or Service.

This policy continues to apply to your transactions in Company securities even after you have terminated employment or separated from service. If you are in possession of material nonpublic information when your employment terminates, you may not trade in Company securities until that information has become public or is no longer material.

Company Assistance.

Any person who has a question about this policy or its application to any proposed transaction should obtain additional guidance from the Chief Legal Officer or his or her designee in the Legal Department before trading. Ultimately, however, the responsibility for adhering to this policy and avoiding unlawful transactions rests with the individual director or employee.

Additional Restrictions for Directors, Executive Officers and Certain Key Employees.

Directors, executive officers and certain key employees of the Company are subject to additional restrictions on their transactions in Company securities, which are described in a separate memorandum.

Memorandum

TO:         Directors, Executive Officers and Certain Key Employees

RE:         Transactions in Company Securities – Our Pre-Clearance
        and Blackout Periods Procedures

This memorandum describes certain policies and procedures with respect to transactions in the securities of Hasbro, Inc. (the “Company”) that are applicable to executive officers, and members of the Board of the Company and that supplement the Company’s Insider Trading Policy. These policies are also applicable to designated employees of the Company who, although not executive officers, regularly become aware of earnings information or other material nonpublic information about the Company. The Legal Department will notify the non-executive officer employees who are subject to these procedures.

Pre-clearance Procedures.

To help prevent violations of the federal securities laws and to avoid even the appearance of trading on inside information, directors and executive officers of the Company, and any other employees designated by the Legal Department as being subject to the Company's pre-clearance procedures, together with any of their family members who live in their household or whose transactions in Company securities are under their influence or control, and any trusts or other entities controlled by any such persons, may not engage in any transaction in the Company's securities (including an open market purchase, open market sale, gift, cashless exercise of a stock option, contribution to a trust, or similar transfer) without first obtaining pre-clearance of the transaction from the Legal Department.

A request for pre-clearance should be submitted to the Legal Department at least two days in advance of the proposed transaction. The Company is under no obligation to approve a trade submitted for pre-clearance and may determine, in its sole discretion, not to permit the trade or may revoke clearance to trade for any trade that has not yet been effectuated pursuant to a prior request for clearance. If a person seeks pre-clearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in Company securities, and should not inform any other person of the restriction.

When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any material nonpublic information about the Company, and should describe fully those circumstances. The requestor should also indicate whether he or she has effected any non-exempt “opposite-way” transactions within the past six months, and should be prepared to report the proposed transaction on an appropriate Form 4 or Form 5. The requestor should also be prepared to comply with SEC Rule 144 and file Form 144, if necessary, at the time of any sale. Notwithstanding the receipt of pre-clearance, the pre-cleared person must still avoid trading in the Company’s securities at any time that they are or become aware of material nonpublic information and the Company and the Company’s employees involved in administering the pre-clearance policy are in no way liable for any insider trading violation committed by a person trading in the Company’s securities, even if such person has received pre-clearance pursuant to this policy.

Any person subject to the pre-clearance requirements who wishes to implement a trading plan under SEC Rule 10b5-1 must first pre-clear the plan with the Legal Department. SEC Rule 10b5-1 provides a defense from insider trading liability under Rule 10b-5. To be eligible to rely on this defense, a person must enter into a written trading plan for transactions in Company securities that meets the conditions specified in the Rule 10b5-1 as well as any additional requirements required by the Company. As required by Rule 10b5-1, you may enter into a trading plan only when you are not in possession of material nonpublic information. In addition, you may not enter into a trading plan during a trading blackout period. Trading plans are your responsibility and shall include any required representations, cooling off periods, and other information and restrictions as may be required from time to time under Rule 10b5-1 and the Company. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. At a minimum, the plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party. The plan must include a cooling-off period before trading can commence that, for directors or officers, ends on the later of 90 days after the adoption of the Rule 10b5-1 plan or two business days following the disclosure of the Company’s financial results in an SEC periodic report for the fiscal quarter in which the plan was adopted (but in any event, the required cooling-off period is subject to a maximum of 120 days after adoption of the plan), and for persons other than directors or officers, 30 days following the adoption or modification of a Rule 10b5-1 plan. A person may not enter into overlapping Rule 10b5-1 plans (subject to certain exceptions) and may only enter into one single-trade Rule 10b5-1 plan during any 12-month period (subject to certain exceptions). Directors and officers must include a representation in their Rule 10b5-1 plan certifying that: (i) they are not aware of any material nonpublic information; and (ii) they are adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions in Rule 10b-5. All persons entering into a Rule 10b5-1 plan must act in good faith with respect to that plan. Trading plans must be submitted for pre-clearance to the Chief Legal Officer or his/her designee at least five days prior to the entry into the trading plan. Transactions effected pursuant to a pre-cleared trading plan will not require further pre-clearance at the time of the transaction. The adoption of a trading plan, including transactions under such plan, will be subject to any applicable public disclosure requirements.

Blackout Periods.

Quarterly Blackout Periods. The Company's announcement of its quarterly and annual financial results almost always has the potential to have a material effect on the market for the Company's securities. Therefore, you can anticipate that, to avoid even the appearance of trading while aware of material nonpublic information, persons subject to this policy will not be pre-cleared to trade in the Company's securities during the period beginning on the first day of the last full month in which the Company’s current fiscal quarter ends and ending after the first full business day following the Company's issuance of its quarterly or annual earnings release or analyst conference call. Persons subject to these quarterly blackout periods include all directors and executive officers and all other persons who are informed by the Legal Department that they are subject to the quarterly blackout periods.

To assist you in planning for potential trading in the Company’s securities, a Trading Windows Calendar is attached to this memorandum. This calendar is marked to show expected quarterly blackout periods during the year using the Company’s currently anticipated earnings release dates. If these dates change, a new calendar will be circulated. Please note that even in an otherwise open trading window, individual employees who are aware of material non-public information will not be cleared to trade.

In addition to quarterly and annual earnings releases, the Company may on occasion issue interim earnings guidance or other potentially material information by means of a press release, SEC filing on Form 8-K or other means designed to achieve widespread dissemination of the information. You should anticipate that trades are unlikely to be pre-cleared while the Company is in the process of assembling the information to be released and until the information has been released and fully absorbed by the market.

Event-specific Blackout Periods. From time to time, an event may occur that is material to the Company and is known by only a few directors, executives or employees. So long as the event remains material and nonpublic, directors, executive officers, and such other persons as are designated by the Legal Department may not trade in the Company's securities. The existence of an event-specific blackout will not be announced, other than to those who are aware of the event giving rise to the blackout. If, however, a person whose trades are subject to pre-clearance and for whom the Company has determined that the event-specific blackout applies requests permission to trade in the Company's securities during an event-specific blackout, the Legal Department will inform the requester of the existence of a blackout period. Any person made aware of the existence of an event-specific blackout should not disclose the existence of the blackout to any other person. The failure of the Legal Department to designate a person as being subject to an event-specific blackout will not relieve that person of the obligation not to trade while aware of material nonpublic information.

Regulation BTR Blackout Periods. If the Company is required to impose a “pension fund blackout period” under Regulation BTR, each director and executive officer of the Company may not trade in any of the Company’s securities acquired in connection with his or her service as a director or executive officer during such blackout period, except as permitted by Regulation BTR.

Hardship Exceptions. A person who is subject to an earnings blackout period and who has an unexpected and urgent need to sell Company stock in order to generate cash may, in appropriate circumstances, be permitted to sell Company stock even during the blackout period. Hardship exceptions may be granted only by the Legal Department in its sole discretion and must be requested at least two days in advance of the proposed trade. A hardship exception may be granted only if the Legal Department concludes that the Company's earnings information for the applicable quarter does not constitute material nonpublic information. Under no circumstance will a hardship exception be granted during an event-specific blackout period.

Post-Termination Transactions.

If you are aware of material nonpublic information when you terminate service as a director, officer or other employee of the Company, you may not trade in the Company’s securities until that information has become public or is no longer material. In all other respects, the procedures set forth in this memorandum will cease to apply to your transactions in Company securities upon the expiration of any "blackout period" that is applicable to your transactions at the time of your termination of service.

Company Assistance.

Any person who has a question about this memorandum, or is seeking pre-clearance or approval for a proposed transaction, should address their inquiry to the Chief Legal Officer or his or her designee.

Certifications.

All directors, officers and other employees subject to the procedures set forth in this memorandum must certify their understanding of and intent to comply with the Company's insider trading policy, including the procedures set forth in this memorandum. Please sign and date the certification attached to this memorandum and return it to the designated contact in the Legal Department.

Please note that there are other restrictions on transactions in securities by officers and directors which are covered outside of the scope of this memorandum. These restrictions include, where applicable, compliance with Rule 144 promulgated under the Securities Act of 1933 and Section 16(b) of the Securities Exchange Act of 1934. Any officer or director who has questions about these restrictions should address their inquiry to the Chief Legal Officer or his or her designee.

Limitation on Liability.

None of the Company, the members of the Legal Department, or the Company’s other employees will have any liability for any delay in reviewing, or refusal of, a request for pre-clearance of a transaction or a trading plan submitted pursuant to this policy. Notwithstanding any pre-clearance of a transaction or review of a trading plan, none of the Company, the members of the Legal Department or the Company’s other employees assumes any liability for the legality or consequences of such transaction or trading plan to the person engaging in or adoption such transaction or trading plan.